Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ike Umunnah Media Relations Rockwell Automation 414.382.5679	Jessica Kourakos Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2019 Results; Provides Fiscal 2020 Guidance

•	Fourth quarter reported sales flat year over year; organic sales up 1.4 percent

•	Fourth quarter diluted EPS of $0.07; Adjusted EPS of $2.01

•	Full year diluted EPS of $5.83; Adjusted EPS of $8.67

•	Results include a restructuring charge of $0.14 and Sensia setup costs of $0.04 that were not included in July guidance

•	Fiscal 2020 EPS guidance: Diluted EPS $8.48 - $8.88; Adjusted EPS $8.70 - $9.10
MILWAUKEE (November 12, 2019) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2019 fourth quarter results.
"Our broadening portfolio helped deliver better-than-expected performance in the quarter," said Blake D. Moret, chairman and chief executive officer of Rockwell Automation. "Organic sales growth of 1.4 percent was driven by continued strength in oil and gas, mining, and life sciences, as well as better performance in automotive and food and beverage."
Fiscal 2019 fourth quarter sales were $1,730.2 million, flat compared to $1,729.5 million in the fourth quarter of fiscal 2018. Organic sales increased 1.4 percent, currency translation decreased sales by 1.5 percentage points, and an acquisition increased sales by 0.1 percentage points.
Fiscal 2019 fourth quarter net income was $8.1 million or $0.07 per share, compared to $345.9 million or $2.80 per share in the fourth quarter of fiscal 2018. The decreases in net income and EPS were primarily due to fair value adjustments in connection with the PTC investment ("the PTC adjustments"). Fiscal 2019 fourth quarter Adjusted EPS was $2.01, down 4 percent compared to $2.10 in the fourth quarter of fiscal 2018. Fourth quarter Adjusted EPS includes a restructuring charge of $0.14 and Sensia setup costs of $0.04.
Pre-tax margin was 3.3 percent in the fourth quarter of fiscal 2019, compared to 27.9 percent in the same period last year. The decrease in pre-tax margin was primarily due to the PTC adjustments.
Total segment operating margin was 20.2 percent compared to 20.8 percent a year ago. The decrease in total segment operating margin was primarily due to restructuring charges in both segments. Total segment operating earnings were $349.0 million in the fourth quarter of fiscal 2019, down 3 percent from $358.9 million in the same period of fiscal 2018.
Cash flow provided by operating activities in the fourth quarter of fiscal 2019 was $475.0 million and free cash flow was $450.9 million.
Full Fiscal Year 2019
Sales were $6,694.8 million in fiscal 2019, up 0.4 percent from $6,666.0 million in fiscal 2018. Organic sales increased 2.8 percent and currency translation decreased sales by 2.4 percentage points.
Fiscal 2019 net income was $695.8 million or $5.83 per share, compared to $535.5 million or $4.21 per share in fiscal 2018. The increase in EPS was primarily due to the absence of charges associated with the Tax Cuts and Jobs Act of 2017 (the "Tax Act") recognized in the prior year and a lower share count, partially offset by the PTC adjustments. Fiscal 2019 Adjusted EPS was $8.67, up 7 percent compared to $8.10 in fiscal 2018. The increase in Adjusted EPS was primarily due to higher organic sales.
Pre-tax margin was 13.5 percent in fiscal 2019, compared to 20.0 percent last year. The decrease in pre-tax margin was primarily due to the PTC adjustments.
Total segment operating margin was 22.0 percent compared to 21.6 percent a year ago. Total segment operating earnings were $1,473.6 million in fiscal 2019, up 2.2 percent from $1,441.8 million in fiscal 2018.
Cash flow provided by operating activities in fiscal year 2019 was $1,182.0 million and free cash flow was $1,049.2 million.
"We are pleased with our solid operating and financial performance for the year against the backdrop of a challenging macroeconomic environment. Organic sales grew 2.8 percent, supported by strong double-digit growth in Information

Solutions and Connected Services, total segment operating margin expanded 40 basis points and Adjusted EPS was up 7 percent. We also delivered another year of strong free cash flow performance and successfully neutralized the impact of tariffs. We continue to find new ways to increase productivity for our customers as we play a larger role in their digital transformation journey," said Moret.
Outlook
The following table provides guidance as it relates to sales growth and earnings per share for fiscal 2020:

Sales Growth Guidance		EPS Guidance
Reported sales growth	2% - 5%	Diluted EPS	$8.48 - $8.88
Organic sales growth	(1.5)% - 1.5%	Adjusted EPS	$8.70 - $9.10
Inorganic sales growth[1]	~ 4%
Currency translation	~ (0.5)%
1Estimate for Sensia and MESTECH Services.
"Looking forward to 2020, our outlook balances geopolitical uncertainty with confidence in our differentiated portfolio and ability to gain share. Furthermore, cost savings from our fiscal 2019 fourth quarter restructuring actions allow us to reinvest in our highest growth opportunities. We will complement organic investments with inorganic opportunities that best align with our strategy. We are expecting another year of double-digit growth in Information Solutions and Connected Services, and we’re happy that Sensia, our oil and gas joint venture with Schlumberger, is open for business and taking orders.   Now more than ever, technology-driven productivity from both new and existing wells is a top priority for producers around the world," said Moret.
“I want to thank our employees, partners, and suppliers for their contributions this year,” concluded Moret. “Their dedication makes a difference and continues to add value to our Company every day.”

Following is a discussion of fourth quarter and full year results for both segments.
Architecture & Software
Architecture & Software fiscal 2019 fourth quarter sales were $781.2 million, an increase of 0.9 percent compared to $774.4 million in the same period last year. Organic sales increased 2.3 percent, currency translation decreased sales by 1.5 percentage points, and an acquisition increased sales by 0.1 percentage points. Segment operating earnings were $205.0 million in the fourth quarter of fiscal 2019 compared to $217.9 million in the same period last year. Segment operating margin decreased to 26.2 percent in the fourth quarter of fiscal 2019 from 28.1 percent a year ago due to lower volume leverage and restructuring.
Architecture & Software fiscal 2019 sales were $3,021.9 million, a decrease of 0.9 percent from $3,050.2 million last year. Organic sales increased 1.5 percent, currency translation decreased sales by 2.5 percentage points, and an acquisition increased sales by 0.1 percentage points. Segment operating earnings were $874.8 million in fiscal 2019 compared to $897.9 million in fiscal 2018. Segment operating margin decreased to 28.9 percent in fiscal 2019 from 29.4 percent a year ago.
Control Products & Solutions
Control Products & Solutions fiscal 2019 fourth quarter sales were $949.0 million, a decrease of 0.6 percent compared to $955.1 million in the same period last year. Organic sales increased 0.7 percent and currency translation decreased sales by 1.3 percentage points. Segment operating earnings were $144.0 million in the fourth quarter of fiscal 2019 compared to $141.0 million in the same period last year. Segment operating margin increased to 15.2 percent in the fourth quarter of fiscal 2019 from 14.8 percent a year ago.
Control Products & Solutions fiscal 2019 sales were $3,672.9 million, an increase of 1.6 percent from $3,615.8 million last year. Organic sales increased 3.8 percent, and currency translation decreased sales by 2.2 percentage points. Segment operating earnings were $598.8 million in fiscal 2019 compared to $543.9 million in fiscal 2018. Segment operating margin increased to 16.3 percent in fiscal 2019 from 15.0 percent a year ago, primarily due to higher sales.

Supplemental Information
General Corporate - Fiscal 2019 fourth quarter general corporate net expense was $36.4 million compared to $18.2 million in the fourth quarter of 2018 due to a favorable legal settlement recognized in the fourth quarter of 2018. General corporate net expense was $108.8 million for the full fiscal year 2019 compared to $100.0 million in fiscal 2018.
Tax - On a GAAP basis, the effective tax rate in the fourth quarter of fiscal 2019 was 85.6 percent compared to 28.2 percent in the fourth quarter of 2018. The increase is primarily due to the PTC adjustments. The effective tax rate for the full fiscal year 2019 was 22.8 percent compared to 59.8 percent in fiscal 2018. The decrease is primarily due to charges associated with the Tax Act in the prior year.
The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2019 was 17.0 percent compared to 19.2 percent in the fourth quarter of 2018. The Adjusted Effective Tax Rate for the full fiscal year 2019 was 17.9 percent compared to 19.3 percent in fiscal 2018. The decrease in both the fourth quarter and full year was primarily related to the Tax Act.
Share Repurchases - During the fourth quarter and full fiscal year 2019, the Company repurchased 1.4 million shares of its common stock at a cost of $224.9 million, and 6.1 million shares of its common stock at a cost of $1.0 billion, respectively. At September 30, 2019, $1.1 billion remained available under our existing share repurchase authorizations.
ROIC - Return on invested capital was 25.0 percent.
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, free cash flow conversion, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Tuesday, November 12, 2019. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (https://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives;

•	the availability, effectiveness and security of our information technology systems;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;

•	our ability to manage costs related to employee retirement and health care benefits; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 23,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Sales
Architecture & Software (a)	$781.2	$774.4	$3,021.9	$3,050.2
Control Products & Solutions (b)	949.0	955.1	3,672.9	3,615.8
Total sales (c)	$1,730.2	$1,729.5	$6,694.8	$6,666.0
Segment operating earnings
Architecture & Software (d)	$205.0	$217.9	$874.8	$897.9
Control Products & Solutions (e)	144.0	141.0	598.8	543.9
Total segment operating earnings[1] (f)	349.0	358.9	1,473.6	1,441.8
Purchase accounting depreciation and amortization	(4.1)	(4.2)	(16.6)	(17.4)
General corporate — net	(36.4)	(18.2)	(108.8)	(100.0)
Non-operating pension and postretirement benefit credit (cost)	0.6	(6.7)	8.4	(23.8)
Costs related to unsolicited Emerson proposals	—	—	—	(11.2)
Gain (loss) on investments	(228.4)	131.0	(402.2)	123.7
Valuation adjustments related to the registration of PTC Shares	—	35.8	33.7	(33.7)
Interest (expense) income, net	(24.3)	(14.9)	(87.1)	(48.6)
Income before income taxes (g)	56.4	481.7	901.0	1,330.8
Income tax provision	(48.3)	(135.8)	(205.2)	(795.3)
Net income	$8.1	$345.9	$695.8	$535.5

Diluted EPS	$0.07	$2.80	$5.83	$4.21

Adjusted EPS[2]	$2.01	$2.10	$8.67	$8.10

Average diluted shares	117.0	123.5	119.3	126.9

Segment operating margin
Architecture & Software (d/a)	26.2%	28.1%	28.9%	29.4%
Control Products & Solutions (e/b)	15.2%	14.8%	16.3%	15.0%
Total segment operating margin[1] (f/c)	20.2%	20.8%	22.0%	21.6%
Pre-tax margin (g/c)	3.3%	27.9%	13.5%	20.0%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension and postretirement benefit credit (cost), costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018, gains and losses on investments, valuation adjustments related to the registration of PTC Shares, gains and losses from the disposition of businesses, interest (expense) income, net and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes non-operating pension and postretirement benefit credit (cost), costs related to the unsolicited Emerson proposals, gains and losses on investments, and valuation adjustments related to the registration of PTC Shares, including their respective tax effects and the charges associated with the enactment of the Tax Act. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit credit (cost) and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Sales (a)	$1,730.2	$1,729.5	$6,694.8	$6,666.0
Cost of sales[1]	(1,007.3)	(993.4)	(3,794.7)	(3,781.1)
Gross profit[1] (b)	722.9	736.1	2,900.1	2,884.9
Selling, general and administrative expenses[1] (c)	(405.1)	(415.1)	(1,538.5)	(1,587.9)
Other income (expense)[1,2]	(234.4)	179.9	(362.4)	106.8
Interest expense	(27.0)	(19.2)	(98.2)	(73.0)
Income before income taxes	56.4	481.7	901.0	1,330.8
Income tax provision[3]	(48.3)	(135.8)	(205.2)	(795.3)
Net income	$8.1	$345.9	$695.8	$535.5

Gross profit as percent of sales (b/a)	41.8%	42.6%	43.3%	43.3%
SG&A as percent of sales (c/a)	23.4%	24.0%	23.0%	23.8%

1Beginning with the first quarter of fiscal 2019, we adopted ASU 2017-07, which defines operating and non-operating pension and postretirement benefit cost. Under this new standard, only the service cost component of pension and postretirement benefit cost is an operating cost. All other components of pension and postretirement benefit cost are considered to be non-operating costs. Amounts shown for fiscal 2018 have been recast to conform to fiscal 2019 reporting. Accordingly, in the three and twelve months ended September 30, 2018, non-operating pension and postretirement benefit cost were reclassified out of Cost of sales and Selling, general and administrative expenses and into Other income (expense). In the three months ended September 30, 2018, the reclassification resulted in a decrease in Cost of sales of $3.5 million, an increase in Gross profit of $3.5 million, a decrease in Selling, general and administrative expenses of $3.2 million, and an increase in expense within Other income (expense) of $6.7 million. In the twelve months ended September 30, 2018, the reclassification resulted in a decrease in Cost of sales of $12.7 million, an increase in Gross profit of $12.7 million, a decrease in Selling, general and administrative expenses of $11.1 million, and an increase in expense within Other income (expense) of $23.8 million.
2In the three months ended September 30, 2019, Other income (expense) included a $228.4 million loss due to the change in value of our investment in PTC. In the twelve months ended September 30, 2019, Other income (expense) included a $402.2 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the reversal of valuation adjustments related to the registration of PTC Shares. In the three and twelve months ended September 30, 2018, Other income (expense) included pre-tax gains of $166.8 million and $90.0 million, respectively, due to the change in fair value of our investment in PTC.
3In the three and twelve months ended September 30, 2018, income tax provision included charges of $54.6 million and $538.3 million, respectively, associated with the enactment of the Tax Act.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2019	September 30, 2018
Assets
Cash and cash equivalents	$1,018.4	$618.8
Short-term investments	39.6	290.9
Receivables	1,178.7	1,190.1
Inventories	575.7	581.6
Property, net	571.9	576.8
Goodwill and intangibles	1,265.2	1,290.7
Long-term investments	793.9	1,288.0
Other assets	669.6	425.1
Total	$6,113.0	$6,262.0
Liabilities and Shareowners’ Equity
Short-term debt	$300.5	$551.0
Accounts payable	694.6	713.4
Long-term debt	1,956.4	1,225.2
Other liabilities	2,757.3	2,154.9
Shareowners’ equity	404.2	1,617.5
Total	$6,113.0	$6,262.0

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2019	2018
Operating activities:
Net Income	$695.8	$535.5
Depreciation and amortization	152.2	164.6
Retirement benefits expense	70.7	114.0
Change in fair value of investments[1]	368.5	(90.0)
Pension contributions	(30.9)	(50.3)
Settlement of treasury locks[2]	(35.7)	—
Receivables/inventories/payables	(0.8)	(61.9)
Contract liabilities	12.1	12.9
Compensation and benefits	(45.2)	22.4
Income taxes	(47.8)	597.2
Other	43.1	55.6
Cash provided by operating activities	1,182.0	1,300.0
Investing activities:
Capital expenditures	(132.8)	(125.5)
Acquisition of businesses, net of cash acquired	(20.7)	(9.9)
Purchases of investments	(5.1)	(1,296.9)
Proceeds from maturities and sales of investments	312.8	1,106.1
Proceeds from sale of investments	66.3	155.3
Proceeds from sale of property	4.5	0.5
Cash provided by (used for) investing activities	225.0	(170.4)
Financing activities:
Net (repayment) issuance of short-term debt	(551.0)	200.6
Issuance of long-term debt, net of discount and issuance costs	987.6	—
Repayment of long-term debt	—	(250.0)
Cash dividends	(459.8)	(440.8)
Purchases of treasury stock	(1,009.0)	(1,482.3)
Proceeds from the exercise of stock options	47.4	81.8
Other financing activities	(1.1)	1.8
Cash used for financing activities	(985.9)	(1,888.9)
Effect of exchange rate changes on cash	(21.5)	(32.8)
Increase (decrease) in cash and cash equivalents	$399.6	$(792.1)

1Included in change in fair value of investments in the twelve months ending September 30, 2019 is a $402.2 million loss on investments and a $33.7 million gain due to the reversal of valuation adjustments related to the registration of PTC Shares.

2We entered into treasury locks to manage the potential change in interest rates in anticipation of the issuance of $1.0 billion of fixed rate debt in March 2019.  As a result of the changes in the interest rates on the treasury locks between the time we entered into the agreements and the time we priced and issued the debt securities, the Company made a payment of $35.7 million to the counterparty on March 1, 2019.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of changes in currency exchange rates and acquisitions, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of changes in currency exchange rates and acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2019 compared to sales for the three and twelve months ended September 30, 2018:

	Three Months Ended September 30,
	2019					2018
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
North America	$1,020.4	$0.8	$1,021.2	$(0.7)	$1,020.5	$1,032.7
EMEA	316.4	13.7	330.1	(0.1)	330.0	316.6
Asia Pacific	246.8	6.2	253.0	(0.1)	252.9	251.4
Latin America	146.6	4.3	150.9	—	150.9	128.8
Total	$1,730.2	$25.0	$1,755.2	$(0.9)	$1,754.3	$1,729.5

	Twelve Months Ended September 30,
	2019					2018
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
North America	$4,014.3	$13.7	$4,028.0	$(1.5)	$4,026.5	$3,964.1
EMEA	1,249.8	74.7	1,324.5	(0.4)	1,324.1	1,286.8
Asia Pacific	908.6	40.7	949.3	(0.3)	949.0	933.3
Latin America	522.1	28.2	550.3	—	550.3	481.8
Total	$6,694.8	$157.3	$6,852.1	$(2.2)	$6,849.9	$6,666.0
The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2019 compared to sales for the three and twelve months ended September 30, 2018:

	Three Months Ended September 30,
	2019					2018
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$781.2	$12.2	$793.4	$(0.9)	$792.5	$774.4
Control Products & Solutions	949.0	12.8	961.8	—	961.8	955.1
Total	$1,730.2	$25.0	$1,755.2	$(0.9)	$1,754.3	$1,729.5

	Twelve Months Ended September 30,
	2019					2018
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$3,021.9	$76.5	$3,098.4	$(2.2)	$3,096.2	$3,050.2
Control Products & Solutions	3,672.9	80.8	3,753.7	—	3,753.7	3,615.8
Total	$6,694.8	$157.3	$6,852.1	$(2.2)	$6,849.9	$6,666.0

The following is a reconciliation of reported sales to organic sales for Logix and Process Control for the three and twelve months ended September 30, 2019:

	Three Months Ended September 30, 2019	Twelve Months Ended September 30, 2019
Logix
Logix reported growth	2%	(2)%
Effect of currency translation	1%	3%
Logix organic growth	3%	1%

Process Control
Process reported growth	(4)%	1%
Effect of currency translation	2%	3%
Process organic growth	(2)%	4%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit (credit) cost, costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018, gains and losses on investments, and valuation adjustments related to the registration of PTC Shares, including their respective tax effects, and the adjustments related to the Tax Act in fiscal 2018.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for net income, diluted EPS and effective tax rate.

We have adopted ASU 2017-07, which defines operating and non-operating pension and postretirement benefit cost. Under this new standard, only the service cost component of pension and postretirement benefit cost is and operating cost. All other components of pension and postretirement benefit cost are considered to be non-operating costs. These components of net periodic pension and postretirement benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these and other excluded costs to be unrelated to the operating performance of our business.

The following are the components of operating and non-operating pension and postretirement benefit cost (in millions): for the three and twelve months ended September 30, 2019 and 2018 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Service cost	$19.7	$22.4	$79.1	$90.2
Operating pension and postretirement benefit cost	19.7	22.4	79.1	90.2

Interest cost	40.0	39.3	160.6	157.7
Expected return on plan assets	(61.1)	(60.9)	(244.7)	(244.8)
Amortization of prior service credit	(1.0)	(1.2)	(4.2)	(4.9)
Amortization of net actuarial loss	19.7	28.8	78.7	115.1
Settlements	1.8	0.7	1.2	0.7
Non-operating pension and postretirement benefit (credit) cost	(0.6)	6.7	(8.4)	23.8

Net periodic pension and postretirement benefit cost	$19.1	$29.1	$70.7	$114.0

The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other income (expense)" in the Statement of Operations.

The following are reconciliations of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate (in millions, except per share amounts and percentages):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Net Income	$8.1	$345.9	$695.8	$535.5
Non-operating pension and postretirement benefit (credit) cost	(0.6)	6.7	(8.4)	23.8
Tax effect of non-operating pension and postretirement benefit (credit) cost	—	(2.1)	1.0	(7.5)
Costs related to unsolicited Emerson proposals	—	—	—	11.2
Tax effect of costs related to unsolicited Emerson proposals	—	—	—	(3.1)
Change in fair value of investments[1]	228.4	(166.8)	368.5	(90.0)
Tax effect of change in fair value of investments[1]	—	21.7	(21.7)	21.7
Effects of the Tax Act	—	54.6	—	538.3
Adjusted Income	$235.9	$260.0	$1,035.2	$1,029.9

Diluted EPS	$0.07	$2.80	$5.83	$4.21
Non-operating pension and postretirement benefit (credit) cost	(0.01)	0.05	(0.07)	0.18
Tax effect of non-operating pension and postretirement benefit (credit) cost	—	(0.02)	0.01	(0.06)
Costs related to unsolicited Emerson proposals	—	—	—	0.09
Tax effect of costs related to unsolicited Emerson proposals	—	—	—	(0.02)
Change in fair value of investments[1]	1.95	(1.35)	3.08	(0.71)
Tax effect of change in fair value of investments[1]	—	0.18	(0.18)	0.17
Effects of the Tax Act	—	0.44	—	4.24
Adjusted EPS	$2.01	$2.10	$8.67	$8.10

Effective tax rate	85.6%	28.2%	22.8%	59.8%
Tax effect of non-operating pension and postretirement benefit (credit) cost	0.9%	0.3%	0.1%	0.3%
Tax effect of costs related to unsolicited Emerson proposals	—%	—%	—%	0.1%
Tax effect of change in fair value of investments[1]	(69.5)%	2.0%	(5.0)%	(0.4)%
Effects of the Tax Act	—%	(11.3)%	—%	(40.5)%
Adjusted Effective Tax Rate	17.0%	19.2%	17.9%	19.3%
1Includes (gain)/loss on investments and valuation adjustments related to the registration of PTC Shares.

Fiscal 2020 Guidance

Diluted EPS from continuing operations	$8.48 - $8.88
Non-operating pension and postretirement credit	0.30
Tax effect of non-operating pension and postretirement credit	(0.08)
Change in fair value of investments[1]	—
Tax effect of change in fair value of investments[1]	—
Adjusted EPS[2]	$8.70 - $9.10

Effective tax rate[3]	~ 15.5%
Tax effect of non-operating pension and postretirement credit	~ 0.5%
Tax effect of change in fair value of investments[1]	~ —%
Adjusted Effective Tax Rate[3]	~ 16.0%

1The year ended September 30, 2019 included loss on investments and valuation adjustments related to the registration of PTC Shares. Fiscal 2020 guidance excludes estimates of these adjustments on a forward-looking basis due to variability, complexity, and limited visibility of these items.
2Fiscal 2020 guidance based on Adjusted Income attributable to Rockwell, which excludes Schlumberger's non-controlling interest in Sensia.
3Fiscal 2020 guidance includes the impact of a tax benefit recognizable upon the formation of the Sensia joint venture on October 1, 2019. This tax benefit is expected to reduce the Effective tax rate and the Adjusted Effective Tax Rate by approximately 200 basis points.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2017	Mar. 31, 2018	Jun. 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019[1]	Jun. 30, 2019	Sep. 30, 2019
Cash provided by continuing operating activities	$212.7	$381.4	$343.1	$362.8	$212.0	$143.8	$351.2	$475.0
Capital expenditures	(34.1)	(22.1)	(22.4)	(46.9)	(42.0)	(38.9)	(27.8)	(24.1)
Free cash flow	$178.6	$359.3	$320.7	$315.9	$170.0	$104.9	$323.4	$450.9

1Includes a payment of $31.1 million for taxes due under the Tax Act related to deemed repatriation of foreign earnings and a payment of $35.7 million to settle hedges executed in connection with our issuance of $1.0 billion of long-term notes in the second quarter of fiscal 2019.

The table below provides the calculation of free cash flow as a percentage of Adjusted Income ("free cash flow conversion") for fiscal years 2018 and 2019:

	Year Ended
	Sep. 30, 2018	Sep. 30, 2019
Free cash flow (a)	$1,174.5	$1,049.2
Adjusted Income (b)	1,029.9	1,035.2
Free cash flow conversion (a) / (b)	114%	101%

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2019	2018
Return (a)
Net Income	$695.8	$535.5
Interest expense	98.2	73.0
Income tax provision	205.2	795.3
Purchase accounting depreciation and amortization	16.6	17.4
Return	1,015.8	1,421.2
Average invested capital (b)
Short-term debt	416.2	460.1
Long-term debt	1,658.1	1,233.0
Shareowners’ equity	1,157.8	1,965.7
Accumulated amortization of goodwill and intangibles	883.1	866.2
Cash and cash equivalents	(767.7)	(1,190.1)
Short-term and long-term investments	(210.4)	(948.3)
Average invested capital	3,137.1	2,386.6
Effective tax rate (c)
Income tax provision[1]	205.2	257.0
Income before income taxes	$901.0	$1,330.8
Effective tax rate	22.8%	19.3%
Return On Invested Capital (a) / (b) * (1-c)	25.0%	48.1%

1The income tax provision used to calculate the effective tax rate is adjusted to remove amounts associated with the enactment of the Tax Act. For the twelve months ended September 30, 2018, these adjustments were $538.3 million.